CARNIVAL

March 18, 1999

Ms. Teri Nadler
Vista Vacations
5653 NW 29th Street
Margate, FL 33063

954-975-0898

Re: Override Commission Agreement

Dear Teri,

It was terrific speaking with you back in January! As we discussed, Vicke agreed to increase your commission to 15%, even though we normally require 85 sailed guests for members of The Consortium to earn 15%. Whenever we make this type of exception it is for a six-month trial period, after which we review your progress. We know you'll come through with flying colors! The complete details of your commission program are detailed below.

Commission Level Targets: As a member of The Consortium your commission level is determined by comparing the number of guests sailed by your agency in a calendar year to the targets listed below.

                   Commission2                         Annual Sailed Guests
                  ------------                        ---------------------
                          10%                                0-12
                          12%                                13-39
                          13%                                40-59
                          14%                                60-84
                          15%                                85-349
                          16%                                350 +

1 Note: Productivity is calculated on a calendar year basis in seven-day equivalents (2-5 day guests count 1/2, 6-9 day guests count as one, 10-12 day guests count 1 1/2 and 13+ day guests count as two ). Free group and reduced agent's fares are not counted. Guests are considered "sailed" once their cruise is completed. Ship charters are not covered by this agreement and do not count toward productivity goals.

Commission at Source/Effective Dates: Vista Vacations will receive 15% at source2 on the cruise-only fare of all individual and group guests booked between January 12, 1999 and July 11, 1999.

2. Note: Pre/Post option packages, the Cruise Vacation Protection Plansm, FlyAweighR Airfare Supplements and cruise-only transfers are commissionable at 10%. Port charges and all


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taxes/fees are non-commissionable.  Port charges include: taxes/fees assessed by governmental and other agencies; costs incidental to entering/leaving ports such as pilotage; and costs incurred while in port such as stevedoring, waste removal and payroll for port-related functions. Carnival reserves the right to change at any time, without notice, commission levels, the items that qualify for override commission and the items that are commissionable.

Renewal Requirements: In July 1999 we will evaluate the continuation of your 15% commission by determining if you are on track toward sailing a minimum of 85 guests in 1999. Should you fall short of this target, your commission will be adjusted based on the chart above. Please note that the productivity targets in the chart above are applicable only to The Consortium members. If your membership lapses during the term of this agreement, then Carnival's standard individual Override targets will become effective.

Product Description: This agreement covers all of the Carnival brand cruise products in all categories for sailings to The Bahamas, the Caribbean, Mexico, the Panama Canal, Alaska and Hawaii. Any special cruise oportunities, additions to the flwwt and/or new deployment will be covered as well.

Preferred Supplier Commitment: Carnival Cruise Lines will receive "Preferred Supplier" status for all of our products. This means that, in exchange for the override commission and sales/marketing support, Carnival Cruise Lines should be a primary cruise line supported by your agency in the contemporary market.

Trademarks: Vista Vacations may not use any trademark or trade name of Carnival , or any similar trademark or trade name, in advertising or elsewhere without first obtaining Carnival's written approval (except for any advertising materials supplied to you by Carnival). Vista Vacations may not use any Carnival trademark or trade name as part of its corporate, business or trade name.

Relationship of Parties: Vista Vacations acknowledges and agrees that it is an independent contractor, and that it shall not act as an employee, agent, franchise, or licensee of Carnival. Vista Vacations shall be solely responsible for its liabilities and expenses in connection with this agreement and the operation of its business. Vista Vacations acknowledges that it is an agent of its respective customers and not an agent of Carnival.

Wholesaling:   Wholesaling  of  Carnival  Cruise  Lines'  products  is  strictly prohibited. Carnival Cruise Lines reserves the right to cancel this agreement if Vista Vacations wholesales our product.

Indemnification: Vista Vacations shall indemnify and hold harmless Carnival from and against all claims, liabilities, costs and expenses (including reasonable attorney's fees) arising out of or in connection with (i) the acts, commissions or statements of any employee, agent or representative of Vista Vacations, (ii) the operation of Vista Vacation's business, (iii) Vista Vacation's failure to deliver any passenger ticket document to a customer promptly after receipt of each such document from Carnival, or (iv) any breach of this letter agreement by Vista Vacations.

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Governing  Law/Venue:  This  Agreement  shall be governed by and  interpreted in accordance with the laws of the State of Florida, without regard to its conflict of laws principles. Vista Vacations agrees that any and all lawsuits arising out of or relating in any way to this Agreement shall be litigated only in the state of federal courts sitting in Miami-Dade County, Florida, and Vista Vacations hereby submits to the jurisdiction of each of such courts for such purposes.

Confidentiality: Vista Vacations shall keep the terms of this agreement and any business information of Carnival strictly confidential.

This Agreement represents the complete commission arrangement between Vista Vacations and Carnival Cruise Lines and supercedes any prior or contemporaneous agreements. By continuing to make bookings with Carnival following receipt of this Agreement, Vista Vacations is agreeing to all of the terms and conditions contained herein.

Teri, we sincerely appreciate your support of Carnival Cruise Lines and are confident that this commission exception will help us significantly build our business together. We are very pleased to be working with you and look forward to a successful 1999!

Best Regards,

/s/ Fred Stein
Fred Stein
Supervisor, Agency Compensation

CC: Christine Arnholt, Tracey Kelly, Janice Lynne

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